Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FISCAL THIRD QUARTER AND NINE MONTH 2017 FINANCIAL AND OPERATING RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. EDT (1:30 p.m. PDT)

RANCHO CORDOVA, CA, May 11, 2017 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the fiscal third quarter and nine months ended March 31, 2017 and provided a corporate update.

Fiscal Third Quarter Highlights

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Established a wholly-owned subsidiary, ThermoGenesis Corp., to separately operate and manage Cesca’s core device business. Management anticipates that ThermoGenesis will be cash flow positive on a stand-alone basis within approximately 12 months.

●	Appointed Vivian Liu as chief operating officer. Ms. Liu has more than 20 years of biopharmaceutical finance, operations and M&A experience.
●	Closed an unsecured $5.0 million revolving line of credit with Boyalife Investment Fund II, providing non-dilutive funds to support ongoing growth initiatives.
●	Added significant expertise in drug discovery, development and commercialization to the Board of Directors with the appointments of Dr. Joseph Thomis and Dr. Russell Medford.
●

Obtained approval of an IDE supplement from the U.S. Food and Drug Administration for the company’s pivotal trial evaluating its point-of-care cellular processing technology for the treatment of Critical Limb Ischemia (CLI).

●

Published results from a CLI feasibility study in the peer-reviewed journal, Stem Cells International. In the study, 17 CLI patients demonstrated significant improvement in wound healing, rest pain and six-minute walking distance, along with significant reduction in intermittent claudication pain.

“I am pleased to note that during the three months ended March 31, 2017, my first full quarter since assuming the position of interim chief executive officer, we made notable progress in strengthening and repositioning the company to become a leader in point-of-care, automated cellular processing,” said Dr. Xiaochun “Chris” Xu, chairman and interim chief executive officer. “In particular, we established a separate subsidiary for our core device business, ThermoGenesis Corp., which will help us manage and expand this division while continuing to develop cutting-edge technologies for autologous cell-based applications. At the same time, the appointment of Vivian Liu, a seasoned biopharmaceutical executive who joined Cesca as chief operating officer in February, combined with several key additions to our Board of Directors and a number of important senior management promotions announced just after quarter end, served to round out our leadership team and ensures that we have the right people in place to successfully execute our long-term strategy. These developments, together with the added backing and resources of the Boyalife Group, position Cesca for success in the burgeoning regenerative medicine field, and I look forward to providing future updates on our continued progress.”

Financial Results for the Three Months and Nine Months Ended March 31, 2017

Net revenue. Net revenues for the three months ended March 31, 2017 were $3.3 million compared to $2.8 million for the comparable period in 2016. The increase in revenue was due primarily to an increase in shipments of AXP devices and disposables. For the nine months ended March 31, 2017, net revenues were $11.0 million compared to $8.9 million for the nine months ended March 31, 2016. The increase is primarily a result of increased shipments of AXP disposables to a single end-user customer and distributors in China and Europe.

Gross profit. Gross profit for the three months ended March 31, 2017 was $1.4 million, or 42% of net revenue, compared to $408,000, or 14% of net revenue, for the comparable period in 2016. For the nine months ended March 31, 2017, gross profit was $4.3 million, or 39% of net revenue, compared to $1.8 million, or 20% of net revenue, for the corresponding fiscal 2016 period. The increase in gross profit percentage was primarily due to reduced inventory reserves and a reduction in overhead costs.

Sales and marketing expenses. Sales and marketing expenses for the three months ended March 31, 2017 were $335,000 compared to $537,000 for the comparable period in 2016. The decrease was primarily due to lower personnel costs. Sales and marketing expenses for the nine months ended March 31, 2017 were $1.1 million, compared to $1.7 million for the comparable period in 2016, a decrease of $586,000 or 35%. The decrease is primarily due to lower personnel costs resulting from the company’s September 2016 Sales reorganization.

Research and development expenses. Research and development expenses for the three months ended March 31, 2017 were $567,000 compared to $708,000 for the comparable period in 2016. The decrease was primarily due to lower personnel costs. Research and development expenses for the nine months ended March 31, 2017 were $1.9 million, compared to $2.5 million for the comparable period in 2016. The decrease is primarily due to lower personnel costs resulting from the Company’s September 2015 restructuring initiative, as well as a reduction in rent resulting from the consolidation of the Company’s U.S. operations into its Rancho Cordova facility.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2017 were $2.6 million, compared to $1.9 million for the comparable period in 2016, an increase of $687,000 or 36%. General and administrative expenses for the nine months ended March 31, 2017 were $8.9 million compared to $6.3 million for the comparable period in 2016. The increase in both periods as compared to the comparable 2016 periods is the result of higher legal fees as well as severance and related costs.

Net loss. For the three months ended March 31, 2017, Cesca reported a net loss of $2.1 million, or ($0.21) per share, compared to a net loss of $10.9 million, or ($4.00) per share for the comparable period in 2016. For the nine months ended March 31, 2017, the company reported a net loss of $27.9 million, or ($3.26) per share, compared to a net loss of $14.9 million, or ($6.56) per share for the comparable period in 2016.

Adjusted EBITDA. In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. The adjusted EBITDA loss for the three months ended March 31, 2017 was $1.7 million compared to an adjusted EBITDA loss of $2.3 million for the comparable period in 2016. The adjusted EBITDA loss for the nine months ended March 31, 2017 was $5.7 million compared to $7.2 million for the nine months ended March 31, 2016. The reduction in the adjusted EBITDA loss for both the three and nine months ended March 31, 2017 compared to the comparable prior year periods was due primarily to higher revenues and resulting higher gross profit margin.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). Participants may access the call by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit: http://services.choruscall.com/links/kool170515.html. A replay of the call can be accessed approximately one hour after completion of the call and will be available until June 12, 2017. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10105884.

About Cesca Therapeutics Inc.

Cesca is a leading regenerative medicine company that develops, commercializes and markets a range of automated technologies for cell-based therapeutics. Its device division provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. Cesca is also leveraging its proprietary AutoXpress® technology platform to develop autologous stem cell-based therapies that address significant unmet needs in the vascular, cardiology and orthopedic markets. Cesca is an affiliate of the BoyaLife Group, a China-based industry research alliance encompassing top research institutions for stem cell and regenerative medicine.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact: Cesca Therapeutics Inc.

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,791	$5,835
Accounts receivable, net	2,956	3,169
Inventories	3,543	3,593
Prepaid expenses and other current assets	334	246

Total current assets	10,624	12,843

Equipment, net	2,351	2,962
Goodwill	13,195	13,195
Intangible assets, net	20,543	20,821
Other assets	63	78

	$46,776	$49,899
Current liabilities:
Accounts payable	$1,926	$2,648
Other current liabilities	2,800	2,894

Total current liabilities	4,726	5,542

Long-term liabilities	10,240	12,084

Stockholders' equity	31,810	32,273

	$46,776	$49,899

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

Net revenues	$3,252	$2,832	$11,024	$8,949

Cost of revenues	1,875	2,424	6,713	7,146

Gross profit	1,377	408	4,311	1,803

Expenses:

Sales and marketing	335	537	1,110	1,696

Research and development	567	708	1,931	2,451

General and administrative	2,591	1,904	8,907	6,279

Total operating expenses	3,493	3,149	11,948	10,426

Loss from operations	(2,116)	(2,741)	(7,637)	(8,623)

Fair value change of derivative instruments	69	(454)	(104)	3,152
Amortization of debt discount	--	(5,137)	(9,851)	(5,189)
Interest expense	(19)	--	(10,556)	--
Registration rights liquidated damages	--	--	--	(1,100)
Loss on cashless exercise of warrants	--	(475)	--	(1,039)
Loss on extinguishment of debt	--	(795)	--	(795)
Loss on modification of Series A warrants	--	(149)	--	(149)
Other income and (expenses)	(31)	(1,122)	207	(1,151)
Net loss	$(2,097)	$(10,873)	$(27,941)	$(14,894)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Nine Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net cash used in operating activities	$(5,113)	$(8,349)

Cash flows from investing activities:
Capital expenditures	(310)	(602)

Cash flows from financing activities:
Proceeds from long term debt – related party	1,500	--
Gross proceeds from convertible debentures	--	18,000
Payment of financing cost	(13)	(961)
Repayment of convertible debentures	--	(6,444)
Payment to extinguish derivative obligations	--	(159)
Payments on capital lease obligations	(68)	(46)
Proceeds from issuance of common stock, net	2,091	2,463
Repurchase of common stock	(134)	(5)

Net cash provided by financing activities	3,376	12,848

Effects of foreign currency rate changes on cash and cash equivalents	3	(7)
Net decrease in cash and cash equivalents	(2,044)	3,890

Cash and cash equivalents at beginning of period	5,835	3,357
Cash and cash equivalents at end of period	$3,791	$7,247

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Loss from operations	$(2,116)	$(2,741)	$(7,637)	$(8,623)

Add:

Depreciation and amortization	187	217	660	876

Stock-based compensation expense	247	247	1,280	551

Adjusted EBITDA loss	$(1,682)	$(2,277)	$(5,697)	$(7,196)